PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-36490
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                               [HOLDRS UTILITIES]



                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                                               Share        Primary
                      Name of Company                           Ticker        Amounts    Trading Market
         -------------------------------------------------  -------------  ------------  --------------
         American Electric Power Company, Inc.                   AEP            14            NYSE
         Centerpoint Energy, Inc.                                CNP            13            NYSE
         Consolidated Edison, Inc.                                ED             9            NYSE
         Dominion Resources, Inc.                                 D             11            NYSE
         Duke Energy Corporation (New Holding Company)(1)        DUK            30            NYSE
         Dynegy, Inc.                                            DYN            12            NYSE
         Edison International                                    EIX            15            NYSE
         El Paso Corporation                                      EP            10            NYSE
         Entergy Corporation                                     ETR            10            NYSE
         Exelon Corporation                                      EXC            30            NYSE
         FirstEnergy Corporation                                  FE            10            NYSE
         FPL Group, Inc.                                         FPL            16            NYSE
         PG&E Corporation                                        PCG            17            NYSE
         Progress Energy, Inc.                                   PGN             7            NYSE
         Public Service Enterprise Group Incorporated            PEG            10            NYSE
         Reliant Energy, Inc.                                    RRI         10.251839        NYSE
         The Southern Company                                     SO            29            NYSE
         Texas Utilities Company                                 TXU            24            NYSE
         The Williams Companies, Inc.                            WMB            20            NYSE

        ----------------------
(1) Effective April 1, 2006, Duke Energy Corporation (NYSE ticker "DUK"), an underlying constituent of the Utilities HOLDRS Trust, will change its name to Duke Energy Corporation (New Holding Company). Effective April 3, 2006, creations of Utilities HOLDRS Trust will require a deposit of 30 shares of Duke Energy Corporation (New Holding Company) per round lot of 100 Utilities HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.